SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: January 27, 1998



                        THE ASHTON TECHNOLOGY GROUP, INC.
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             (Exact name of registrant as specified in its charter)

          Delaware                      333-1182                22-6650372
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(State of other jurisdiction of (Commission File Number)  (IRS Employer
       incorporation)                                      Identification Number


1900 Market Street, Suite 701, Philadelphia, Pennsylvania          19103
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(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code:         (215) 751-1900

Item 5.  Other Events

     On September 18, 1997, the Company commenced a private offer and exchange offer pursuant to which it offered to certain investors (i) up to 250,000 shares of its Series A Convertible PIK Preferred Stock (with a liquidation preference of $10.00 per share) (the "Series A Preferred"); (ii) up to 250,000 shares of its Series B Convertible Preferred Stock (with a liquidation preference of $10.00 per share) ("Series B Preferred"); and (iii) to exchange (the "Exchange Offer") up to 300,000 shares of its Series B Preferred for up to $3,000,000 of convertible and non-convertible notes (the "UTTC Notes") issued by the Company's subsidiary, Universal Trading Technologies Corporation ("UTTC"). The Series A Preferred pays cumulative dividends semi-annually at an annual rate of $0.50 per share and is payable in additional shares of Series A Preferred until February 15, 2000. At any time after February 15, 1998, each holder of shares of Series A Preferred will have the right to convert each share of Series A Preferred into :
(i) ten shares of the Common Stock, par value $0.01 per share, of Ashton (the "Common Stock"); and (ii) one two-year warrant to purchase three shares of the Common Stock, par value $0.01 per share, of UTTC (the "UTTC Common Stock"), with an exercise price of $0.75 per share, subject to adjustment (the "Warrant"). The Series B Preferred pays cumulative dividends semi-annually at an annual rate of $0.90 per share. At any time after June 30, 1998, each holder of shares of Series B Preferred will have the right to convert each share of Series B Preferred into: (i) six shares of Common Stock; and (ii) one two-year Warrant to purchase two shares of UTTC Common Stock, with an exercise price of $0.75 per share, subject to adjustment.

     As of December 31, 1997, the Company completed the sale of all of the shares of the Series A Preferred offered (250,000 shares) and 5,000 of the shares of Series B Preferred offered. In addition, as of January 15, 1998, the expiration date of the Exchange Offer, the Company had received tenders of $2,975,000 of UTTC Notes for which the Company will issue 297,500 shares of Series B Preferred. As of November 30, 1997, the Company had received either a binding subscription for or a tender of the securities listed above.

     The Company has extended its private offer to institutional and accredited investors of Series B Preferred until May 15, 1998. Such offering of Series B Preferred will not be registered under Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration thereunder or an applicable exemption from the registration requirements thereunder.

     On January 27, 1998, the Company completed the sale of 100,000 shares of the Series C Convertible Preferred Stock to a group of foreign investors (the "Investors"), with a liquidation preference of $10.00 per share (the "Series C Preferred"), for an aggregate purchase price of $1,000,000 ("Series C Shares"). Holders of the Series C Shares will have the right to convert each Series C Share into one share of Common Stock at the conversion price which shall be equal to the following: (i) if the Market Price (as hereinafter defined) on the Conversion Date (as hereafter defined) is less than $1.8774, the conversion price is equal to the lesser of 75% of the Market Price at the Conversion Date or $1.2516; and (ii) if the Market Price at the Conversion Date is equal to or greater than $1.8774, the conversion price is equal to $1.2516 plus 50% of the difference between the Market Price at the Conversion Date and $1.8774. The "Market Price" shall mean the average of the closing bid prices per share of the Common Stock over the five consecutive trading days ending on the trading day immediately preceding the date the holder elects to have the shares of Series C Preferred Stock converted (the "Conversion Date"). In addition, the Investors will receive Warrants exercisable into an aggregate of 100,000 shares of Common Stock at an exercise price of 105% of the Market Price for a period of 5 years. In connection with the sale, the Company has agreed to pay a placement fee to the placement agent of $50,000 and to transfer to it 5,000 Share of the Series C Convertible Preferred Stock and a Warrant to purchase 100,000 shares of Common Stock at an exercise price of 105% of Market Price for a period of 5 years.

     Upon request of The NASDAQ Stock Market, Inc., Ashton is filing herewith an unaudited balance sheet as of November 30, 1997 with pro forma adjustments for any significant events or transactions occurring on or before the filing date. The balance sheet evidences $4,759,993 in total assets as of November 30, 1997 and $5,759,933 on a pro forma, adjusted basis.


Item 7.  Financial Statements and Exhibits

                                    Exhibits
                                    --------

99        Consolidated and Consolidated Proforma Financial
          Statements.  November 30, 1997

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned herewith duly authorized.

Date:  January 27, 1998                      The Ashton Technology Group, Inc.
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                                                       (Registrant)


                                           By:   /s/ John Blohm
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                                                 John Blohm
                                                 Vice President